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                                  EXHIBIT 99.1

                      SAMUEL J. PALMISANO ELECTED IBM CEO;
             LOUIS V. GERSTNER, JR. TO REMAIN CHAIRMAN THROUGH 2002


         ARMONK, NY, January 29, 2002 -- The IBM board of directors today elected Samuel J. Palmisano chief executive officer of the company effective March 1. Mr. Palmisano, who currently is IBM president and chief operating officer, will remain president. As CEO, Mr. Palmisano succeeds Louis V. Gerstner, Jr., who will remain IBM chairman through the end of 2002.

         Also today, IBM announced that John M. Thompson, IBM vice chairman, will retire from the company and board on September 1.

         "Over the last decade, Sam Palmisano has taken on a number of IBM's most significant challenges, from building the services business to transforming our server line," Mr. Gerstner said. "In each instance, Sam has done far more than manage operations effectively. He has made it both his personal mission and that of IBM to become the number one competitor in each of these markets. Sam's unique mix of strategic vision, passion and discipline, combined with his intimate understanding of IBM, make him the right person to become IBM's next CEO."

         Mr. Palmisano said: "I'm truly excited to lead IBM in this next chapter of what already is an impressive era. I feel very fortunate to succeed Lou Gerstner as CEO. Against all odds, he led IBM back from its darkest days. He transformed the company's culture and reignited growth. IBM's unflagging focus on both the customer and technology innovation is a direct result of Lou's leadership over the last nine years. He will leave a significant legacy."

         Mr. Gerstner, 59, is widely credited with transforming IBM into a customer-focused global enterprise dedicated to leadership in services and technology. Since Mr. Gerstner joined IBM in April 1993 through year-end 2001, the company's share price has increased more than 800%, and its market value has grown by $180 billion. The company also has gained market share in key strategic areas, including servers, software, storage and microelectronics. IBM has received more U.S. patents than any other company for nine consecutive years.

         Mr. Thompson, 59, currently is responsible for identifying and cultivating major growth initiatives and oversees the company's worldwide business and technology strategy. Mr. Thompson was largely responsible for building IBM Software Group into a $13 billion business and the worldwide leader in middleware. He managed IBM's acquisitions of Lotus Development Corp. and Tivoli Systems. He also served as president and CEO of IBM Canada during the late 1980s.

         "I want to thank John Thompson for his many contributions to IBM over the course of his 36-year career," Mr. Gerstner said. "John's special talent is that he possesses both an insightful understanding of the strategic imperatives in our business as well as a savvy operational focus. In the past two years, he has worked tirelessly with our next generation of leaders to help IBM build new businesses. As a result, his mark will be felt for years to come."


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         Mr. Palmisano, 50, became president and chief operating officer of IBM in September 2000 after holding leadership positions in virtually all of IBM's operating units. During his tenure as head of IBM Global Services, the business unit's revenues grew nearly 30% to $32.2 billion.

         Mr. Palmisano also played a key leadership role in a three-year project to develop and launch IBM's eServer product line, which incorporates open standards and mainframe-like reliability across all platforms. As head of IBM's server and enterprise storage businesses, he spearheaded a major initiative to embrace Linux, the open source software, across IBM's server line. Today all of IBM's hardware and software products support Linux. In more recent years, Mr. Palmisano has overseen a cross-company effort to improve IBM's go-to-market approach, dramatically streamlining sales procedures and strengthening relationships with all of IBM's major customers. Mr. Palmisano spent several years in senior leadership positions in Asia. A graduate of The Johns Hopkins University, he joined IBM in 1973 as a sales representative in Baltimore, Maryland.

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